EXHIBIT 99.1

For Immediate Release

For Further Information
Refer to: John J. Haines
260-824-2900

FRANKLIN ELECTRIC ANNOUNCES ACQUISITION IN BRAZIL

Fort Wayne, Indiana - June 9, 2014 - Franklin Electric Co., Inc. (NASDAQ:FELE) announced today that it has acquired Bombas Leão S.A., based in Monte Azul Paulista, State of Sao Paulo, Brazil. Bombas Leão designs, manufactures, and distributes submersible groundwater pumping equipment through manufacturing facilities in Monte Azul Paulista, Teresina and a distribution facility in Recife. In 2013 Bombas Leão net revenues were approximately BRL 67 million or about US$ 30 million.

The Company believes the transaction will be accretive to 2014 Earnings per Share (EPS).

Gregg Sengstack, Franklin Electric Chief Executive Officer, commented:

“Brazil is one of the largest ground water pumping markets in the world and a cornerstone of our developing markets growth strategy.

Over the years, the Franklin brand was established in the country principally through the importation of our submersible motors by pump companies. In 2008, we acquired Motobombas Schneider, located in Joinville, Brazil, a leading residential pumping systems company with an extensive distribution network. Since acquisition, Franklin (Schneider) Motobombas sales have doubled, and, this month, we are opening a new factory and training center to support the continued growth of this business.

Bombas Leão, established in 1964, and owned by the Plaza family, is a leading supplier of groundwater pumps principally used in agriculture, industrial and municipal applications. We have maintained contact with the Plaza family over the years and are pleased with their decision to sell their company to Franklin Electric. The Bombas Leão acquisition will provide additional submersible pump products, extending the Franklin Electric product offering, expand our distribution reach and further position Franklin Electric as a market leader in groundwater pumping equipment in Latin America.”

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases, raw material costs, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K/A for the fiscal year ending December 28, 2013, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.